EXHIBIT 99.1

Community Bankers Trust Corporation Reports 2013 Fourth Quarter and Year-End Financial Results

Company to Hold Conference Call on January 29, 2014 at 10 a.m. ET

Financial Highlights for the fourth quarter and year ended December 31, 2013

•	Net income increased 5.8%, or $324,000, to $5.9 million for the year ended December 31, 2013 as compared with $5.6 million for the year ended December 31, 2012.
•	Net income for the fourth quarter of 2013 was $1.2 million compared with net income of $1.8 million for the third quarter of 2013 and net income of $1.6 million for the fourth quarter of 2012.
•	Non-accrual loans decreased 7.2%, or $939,000, to $12.1 million at December 31, 2013, as compared with the previous quarter end.
•	The level of non-accrual loans decreased $8.9 million, or 42.5%, from December 31, 2012 to December 31, 2013.
•	The ratio of the allowance for loan losses to non-accrual loans increased to 86.28% at December 31, 2013 compared with 61.38% at December 31, 2012.

Operational Highlights for the fourth quarter and year ended December 31, 2013

•	During the fourth quarter, the Company completed the sale of its four Georgia branches and $193.2 million in related deposits to Community & Southern Bank.

•	Additionally, the Company sold $24.3 million of loans related to the Georgia franchise to another financial institution.

•	Total non-covered loans increased $27.2 million, or 4.8%, from September 30, 2013 to December 31, 2013.
•	During 2013, the Company redeemed $7.0 million of the principal on its TARP preferred stock investment from the United States Treasury. With these redemptions, the original investment was reduced by 39.6% from $17.680 million to $10.680 million. These payments are part of a plan to extinguish TARP funds by early 2015 without compromising the Company's capital position. The Company plans to continue to make principal payments quarterly, subject to required approvals.

GLEN ALLEN, Va., Jan. 29, 2014 /PRNewswire/ -- Community Bankers Trust Corporation (NASDAQ: ESXB) (the "Company"), the holding company for Essex Bank (the "Bank"), today reported financial results for its fourth quarter and year ended December 31, 2013.

Rex L. Smith, III, President and Chief Executive Officer of the Company and the Bank, stated, "We are pleased and energized by our progress during 2013, and specifically the considerable progress we achieved in the fourth quarter. Throughout the year, we remained focused on expanding our core operations, improving our loan ratios, and increasing profits. Our nonperforming loans are the lowest level in over three years, demonstrating our successful efforts to resolve our past credit issues. The sale of the Georgia branches accelerates the progress of the strategic focus of the Company, which is growth in our core markets.  Our strategy all along has been to consolidate the Company into the markets where we can gain a competitive advantage and pursue robust loan and deposit growth. Our new branch locations in Annapolis and at our Richmond headquarters are the initial steps in that strategy.”

Mr. Smith continued, “We are also delighted to have decreased our TARP principal by 19% in the fourth quarter and have done so in a shareholder friendly, non-dilutive manner. We expect to continue paying this principle down throughout 2014, and believe this is evidence of our positive operating performance and strong capital position.

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"We feel that the progressive actions taken by our management throughout 2013 has now positioned the Company for greater upside in the coming year. We are solely focused on markets around our core franchise where we can gain a competitive advantage. We expect to accomplish this through a combination of de novo branching, expansion of loan production offices and possible acquisitions that are immediately accretive in value.  This is a key objective that we have worked hard to reach, and it is one that will build significant value for the Company and our shareholders."

RESULTS OF OPERATIONS

Net income was $1.2 million for the fourth quarter of 2013. This compares with net income of $1.6 million in the fourth quarter of 2012 and net income of $1.8 million in the third quarter of 2013.  The decline in net income on a linked-quarter basis was primarily the result of OREO write-downs taken in the fourth quarter of 2013. The decline in net income from the fourth quarter of 2012 to the fourth quarter of 2013 was the result of increased advertising expenses and the final tax payment to the state of Delaware as the Company reincorporated into the state of Virginia to save on corporate taxes and fees.

Net income available to common stockholders was $914,000 in the fourth quarter of 2013 compared with net income available to common stockholders of $1.3 million in the fourth quarter of 2012 and net income available to common stockholders of $1.5 million in the third quarter of 2013.  Earnings per common share, basic and fully diluted, were $0.04 per share for the fourth quarter of 2013 compared with $0.06 per share for the fourth quarter of 2012 and $0.07 per share for the third quarter of 2013.

For the year ended December 31, 2013, net income was $5.9 million compared with $5.6 million in 2012.  Earnings per common share, basic and fully diluted, were $0.22 and $0.21 for the years ended December 31, 2013 and 2012, respectively.   While the net interest margin and net interest earnings were squeezed, as has been typical in the industry, the Company benefitted from no provision for loan losses during 2013 as asset quality continues to improve.

The following table presents summary income statements for the three months and the years ended December 31, 2013 and December 31, 2012 and the three months ended September 30, 2013.

SUMMARY INCOME STATEMENT
(Dollars in thousands)	For the three months ended			For the year ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Interest income	$12,217	$13,171	$12,919	$50,045	$53,719

Interest expense	1,644	1,749	2,054	7,078	9,692
Net interest income	10,573	11,422	10,865	42,967	44,027
Provision for loan losses	-	-	450	-	1,200
Net interest income after provision
for loan losses	10,573	11,422	10,415	42,967	42,827
Noninterest income	1,467	593	1,299	4,724	6,206
Noninterest expense	10,386	9,433	9,693	39,288	41,303
Net income before income taxes	1,654	2,582	2,021	8,403	7,730
Income tax expense	461	800	448	2,497	2,148
Net income	1,193	1,782	1,573	5,906	5,582
Dividends on preferred stock	235	208	221	885	884
Accretion of preferred stock discount	44	73	55	234	220
Net income available
to common stockholders	$914	$1,501	$1,297	$4,787	$4,478

EPS Basic	$0.04	$0.07	$0.06	$0.22	$0.21
EPS Diluted	$0.04	$0.07	$0.06	$0.22	$0.21

Interest Income

Interest income was $12.2 million for the fourth quarter of 2013, a decrease of $954,000, or 7.2%, from $13.2 million in the third quarter of 2013. The reason for the decline in interest income on a linked quarter basis is two-fold. The pay offs on commercial acquisition and development (A&D) loans in the FDIC covered loan portfolio resulted in a net change of $557,000 in interest and secondly, the Company sold its Georgia loan portfolio in late October. These loans were subsequently replaced with robust loan growth in the Virginia and Maryland markets, yet most of the growth came in the month of December.

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Interest income decreased $702,000, or 5.4%, when comparing the fourth quarters of 2013 and 2012. Interest and fees on loans decreased $637,000, or 8.3%, when comparing the fourth quarter of 2013 to the fourth quarter of 2012.  Despite an overall increase in loan volume for the year, the majority of the growth was in December 2013. Meanwhile, loan yields on non-covered loans declined from 5.44% in the fourth quarter of 2012 to 4.78% in the fourth quarter of 2013. Interest income on securities declined slightly, by $175,000, to $2.1 million for the fourth quarter of 2013 when compared with the fourth quarter of 2012.   The yield on securities, on a tax-equivalent basis, decreased from 3.00% in the fourth quarter of 2012 to 2.93% in the fourth quarter of 2013.

For the year ended December 31, 2013, interest income of $50.0 million represented a decrease of $3.7 million, or 6.8%, from interest income of $53.7 million for the same period in 2012.  Interest and fees on FDIC covered loans declined $2.2 million when comparing the year ended December 31, 2013 to the same period in 2012.  Interest and fees on non-covered loans was $29.7 million for the year ended December 31, 2013 compared with $30.7 million for the same period in 2012.  The rate earned on these balances declined from 5.51% for the year ended December 31, 2012, to 5.07% for the year ended December 31, 2013.  This rate decline was mitigated, in large part, by an increase of $29.2 million, or 5.3%, in the average balance of non-covered loans when comparing the years 2013 and 2012.  Interest and dividends on securities decreased $545,000 when comparing the years 2012 and 2013, and was $8.4 million for the 2013 year compared with $8.9 million for the 2012 year.  The yield on securities, on a tax-equivalent basis, was 2.78% for the twelve months of 2013, a decline from 3.02% for the twelve months of 2012.  The lower yield is the result of reinvesting maturing securities in a lower yielding market, coupled with the purchase of shorter durations.

Interest Expense

Interest expense was $1.6 million for the fourth quarter of 2013 compared with interest expense of $1.7 million in the third quarter of 2013, an improvement of $105,000, or 6.0%.  While average interest bearing liabilities increased $3.3 million during the fourth quarter, the cost of interest bearing liabilities declined from 0.75% in the third quarter of 2013 to 0.70% in the fourth quarter of 2013.

Year-over-year, interest expense declined $410,000, from $2.0 million in the fourth quarter of 2012 to $1.6 million in the fourth quarter of 2013. This expense decline of 20.0% resulted from an 18 basis point decline in the cost of interest bearing funds while average balances decreased $1.4 million over the same period. The cost of deposits declined similarly from 0.85% in the fourth quarter of 2012 to 0.69% for the fourth quarter of 2013.  The cost of Federal Home Loan Bank advances and other borrowings also exhibited improvement, from 1.39% in the fourth quarter of 2012 to 0.92% in the fourth quarter of 2013.

For the twelve months ended December 31, 2013, total interest expense declined $2.6 million, or 27.0%, and was $7.1 million compared with $9.7 million for the same period in 2012.  The cost of interest bearing deposits decreased from $8.5 million to $6.4 million when comparing the twelve months ended 2012 and 2013, respectively.  The rate paid on average total interest bearing deposits declined from 0.98% to 0.73%.  The cost of Federal Home Loan Bank advances and other borrowings declined to 1.25% for the twelve months ended 2013, compared with 2.59% for the same period in 2012.  The cost of total interest bearing liabilities decreased from 1.06% for the year ended December 31, 2012 to 0.77% for the same period in 2013.

Net Interest Income

Net interest income was $10.6 million for the quarter ended December 31, 2013, compared with $11.4 million for the quarter ended September 30, 2013.  This represents a decrease of $849,000, or 7.4%.  On a tax equivalent basis, net interest income was $10.7 million for the fourth quarter of 2013 compared with $11.5 million for the third quarter of 2013.   The decline in net interest income on a linked quarter basis is the direct result of the factors noted above in the Interest Income section of this press release. The tax equivalent net interest margin decreased from 4.55% in the third quarter of 2013 to 4.22% in the fourth quarter of 2013. The interest spread decreased from 4.49% to 4.17% on a linked quarter basis.

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Year-over-year, net interest income decreased $292,000, or 2.7%, from $10.9 million in the fourth quarter of 2012 to $10.6 million in the fourth quarter of 2013.  The Company's net interest margin declined 17 basis points from 4.39% in the fourth quarter of 2012 to 4.22% for the same period in 2013.

For the year ended December 31, 2013, net interest income of $42.9 million decreased $1.1 million, or 2.4%, from net interest income of $44.0 million for the year ended December 31, 2012.  The Company's net interest spread declined from 4.46% for the year ended December 31, 2012 to 4.25% for the same period in 2013.  While the cost of interest bearing liabilities declined from 1.06% to 0.77% during the comparison period, the yield on earning assets declined by 50 basis points to 5.02% for the 2013 year. The result was a net interest margin of 4.32% for the year ended December 31, 2013, compared with 4.53% for the 2012 year.

The following tables compare the Company's net interest margin, on a tax-equivalent basis, for the three months ended December 31, 2013, December 31, 2012 and September 30, 2013 and twelve months ended December 31, 2013 and December 31, 2012.

NET INTEREST MARGIN
(Dollars in thousands)	For the three months ended
	December 31, 2013	September 30, 2013	December 31, 2012
Average interest earning assets	$1,001,665	$1,004,053	$996,023
Interest income	$12,217	$13,171	$12,919
Interest income - tax equivalent	$12,305	$13,261	$12,988
Yield on interest earning assets	4.87%	5.24%	5.22%
Average interest bearing liabilities	$926,476	$923,193	$927,856
Interest expense	$1,644	$1,749	$2,054
Cost of interest bearing liabilities	0.70%	0.75%	0.88%
Net interest income	$10,573	$11,422	$10,865
Net interest income - tax equivalent	$10,661	$11,512	$10,934
Interest spread	4.17%	4.49%	4.34%
Net interest margin	4.22%	4.55%	4.39%

	For the year ended
	December 31, 2013	December 31, 2012
Average interest earning assets	$1,003,271	$977,066
Interest income	$50,045	$53,719
Interest income - tax equivalent	$50,384	$53,971
Yield on interest earning assets	5.02%	5.52%
Average interest bearing liabilities	$923,528	$916,038
Interest expense	$7,078	$9,692
Cost of interest bearing liabilities	0.77%	1.06%
Net interest income	$42,967	$44,027
Net interest income - tax equivalent	$43,306	$44,279
Interest spread	4.25%	4.46%
Net interest margin	4.32%	4.53%

Provision for Loan Losses

The Company did not record a provision for loan losses in 2013.  The Company records a separate provision for loan losses for its non-covered loan portfolio and its FDIC covered loan portfolio.  There was no provision for loan losses on the FDIC covered loan portfolio during 2013.  Likewise, there was no provision for loan losses on the non-covered loan portfolio during 2013.  For the non-covered loan portfolio, this was the direct result of continued improvement in loan quality as evidenced by the decreasing amount of non-accrual loans as well a much lower volume of net charge-offs taken during the year versus the prior two years. A decrease in the level of nonperforming assets to loans and other real estate owned and the level of net charge-offs for the periods has resulted in the increased coverage levels.  These items will be presented in greater detail in the Asset Quality section of this press release.

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The Company recorded a provision for loan losses of $450,000 for the fourth quarter of 2012 and $1.2 million for the year ended December 31, 2012.  The provision for loan losses on non-covered loans was $1.5 million for the year ended December 31, 2012.  The provision for loan losses on the FDIC covered loan portfolio was $0 for the fourth quarter and a $250,000 credit for the year ended December 31, 2012.  Improvement in expected losses on the Company's FDIC covered portfolio resulted in the $250,000 provision benefit during the first quarter of 2012.

Noninterest Income

Noninterest income was $1.5 million for the fourth quarter of 2013 compared with $593,000 for the third quarter of 2013.  This is a linked quarter increase of $874,000, or 147.4%.  Noninterest Income improved quarter-over-quarter as the Company took a $614,000 loss on the sale of a loan in the third quarter and had a gain of $255,000 on the sale of the Georgia operations in the fourth quarter of 2013, a linked quarter difference of $869,000.  Other noninterest income increased $78,000 on a linked quarter basis, and gain on sale of securities increased $34,000. Offsetting these linked quarter increases was a decline in service charges on deposit accounts of $107,000.

Year-over-year, noninterest income increased $168,000, or 12.9%, from $1.3 million in the fourth quarter of 2012 to $1.5 million in the fourth quarter of 2013.  Gain/(loss) on sale of other loans exhibited the largest increase year-over-year at $255,000. Also increasing year-over-year was other noninterest income, which was $432,000 in the fourth quarter of 2012 compared with $506,000 in the fourth quarter of 2013, an increase of $74,000. Offsetting these increases were year-over-year declines in service charges on deposit accounts of $95,000 and gains on sales of securities of $66,000.

Noninterest income declined $1.5 million, or 23.9%, when comparing the years ended December 31, 2013 and December 31, 2012.  Noninterest income of $4.7 million for 2013 compares with $6.2 million for 2012. A decrease of $974,000 in gains on sales of securities represented the largest decrease.  Realized gains were $1.5 million in 2012 compared with $518,000 for the same period in 2013.  Gain/(loss) on sale of other loans declined $359,000 and other noninterest income declined $152,000, the result of fewer billable losses under shared-loss agreements reimbursed by the FDIC.

Noninterest Expense

On a linked quarter basis, noninterest expenses totaled $10.4 million for the three months ended December 31, 2013 and $9.4 million for the quarter ended September 30, 2013, an increase of $953,000, or 10.1%.  Other real estate expense increased $861,000 to $828,000 in the fourth quarter of 2013. The majority of this increase was the result of management’s continued conservative valuation of OREO properties which were curtailed approximately $630,000 during the fourth quarter. Other operating expenses increased $387,000 to $1.7 million in the fourth quarter of 2013. The majority of this increase, $200,000, was attributable to final Delaware franchise fee payments due to the change of the Company’s state of incorporation to Virginia. Partially offsetting this linked quarter increase was a decrease in salaries and employee benefits of $105,000 and lower FDIC indemnification asset amortization of $76,000, or 4.4%.

Noninterest expenses increased $693,000 when comparing the fourth quarter of 2013 to the same period in 2012.  Other operating expenses increased $402,000, from $1.3 million in the fourth quarter of 2012 to $1.7 million in the fourth quarter of 2013. The majority of this increase was the result of final tax payments referenced above to the State of Delaware. FDIC assessment charges increased $191,000 over these time frames due to an accrual adjustment in the fourth quarter of 2012. Data processing fees increased $170,000 year-over-year, the result of a credit from our third party core processor in the fourth quarter of 2012 related to Hurricane Sandy. FDIC indemnification asset amortization increased $148,000, or 9.9%.

For the year ended December 31, 2013, noninterest expenses were $39.3 million, a decrease of $2.0 million from noninterest expenses of $41.3 million for the year ended December 31, 2012.  FDIC assessment declined $642,000, or 43.2%, from $1.5 million for the year ended December 31, 2012 to $843,000 for the year ended December 31, 2013.  Salaries and employee benefits were down $530,000, or 3.2%, for the same time frame. Indemnification asset amortization of $6.4 million for the year ended December 31, 2013 represented a decrease of $487,000, or 7.0%, from $6.9 million during 2012.

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Income Taxes

Income tax expense was $461,000 for the three months ended December 31, 2013, compared with income tax expense of $800,000 in the third quarter of 2013.  Income tax expense was $448,000 in the fourth quarter of 2012.  For the year ended December 31, 2013, income tax expense was $2.5 million compared with $2.1 million for 2012.

FINANCIAL CONDITION

At December 31, 2013, the Company had total assets of $1.090 billion, a decrease of $63.8 million, or 5.5%, from total assets of $1.153 billion at December 31, 2012.  Total loans were $669.4 million at December 31, 2013, increasing $9.3 million from $660.1 million at December 31, 2012 and $23.2 million since September 30, 2013.  Loan growth was steady for the year and strong during the fourth quarter. The Company more than offset the sale of $24.3 million in loans from Georgia with new loans generation of $27.2 million. The Georgia loans were classified as loans held for sale at September 30, 2013.  As anticipated, the carrying value of FDIC covered loans declined $11.4 million, or 13.4%, from December 31, 2012 and were $73.3 million at December 31, 2013. Non-covered loans equaled $596.2 million at December 31, 2013, compared with $575.5 million at December 31, 2012.

The following table shows the composition of the Company's non-covered loan portfolio at December 31, 2013, September 30, 2013 and December 31, 2012.

NONCOVERED LOANS
(Dollars in thousands)
	December 31, 2013		September 30, 2013		December 31, 2012
	Amount	% of Non-Covered Loans	Amount	% of Non-Covered Loans	Amount	% of Non-Covered Loans
Mortgage loans on real estate:
Residential 1-4 family	$141,974	23.81%	$140,137	24.63%	$135,420	23.52%
Commercial	239,389	40.14%	233,699	41.07%	246,521	42.83%
Construction and land development	54,745	9.18%	53,117	9.33%	61,127	10.62%
Second mortgages	6,369	1.07%	6,577	1.16%	7,230	1.26%
Multifamily	35,774	6.00%	34,640	6.09%	28,683	4.98%
Agriculture	9,267	1.55%	8,369	1.47%	10,359	1.80%
Total real estate loans	487,518	81.75%	476,539	83.75%	489,340	85.01%
Commercial loans	101,761	17.07%	85,440	15.01%	77,835	13.52%
Consumer installment loans	5,623	0.94%	5,563	0.98%	6,929	1.20%
All other loans	1,435	0.24%	1,480	0.26%	1,526	0.27%
Gross loans	596,337	100.00%	569,022	100.00%	575,630	100.00%
Allowance for loan losses	(10,444)		(10,653)		(12,920)
Net unearned income/unamortized premium
on loans	(164)		(62)		(148)
Non-covered loans, net of unearned income	$585,729		$558,307		$562,562

The Company's securities portfolio, excluding equity securities, decreased $57.0 million, or 16.2%, from $351.4 million at December 31, 2012 to $294.3 million at December 31, 2013. Realized gains were $518,000 during 2013 through sales and call activity. This is a decrease of $974,000 from $1.5 million in securities gains realized in 2012.  The Company took a short-term position in a $40 million U.S. Treasury issue at December 31, 2012 to fully invest short-term excess cash balances on deposit by local municipal governments.  The issue matured in the first quarter of 2013 and is the primary factor for the decrease in securities balances from December 31, 2012.  The maturity of these funds was not reinvested but was offset by a decline in public funds.

The Company had cash and cash equivalents of $23.8 million at December 31, 2013, decreasing $302,000 from $24.1 million at December 31, 2012.  There were $6.0 million in Federal funds purchased and securities sold under agreements to repurchase at December 31, 2013 compared with $5.4 million at December 31, 2012.

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The following table shows the composition of the Company's securities portfolio, excluding equity securities, at December 31, 2013, September 30, 2013 and December 31, 2012.

SECURITIES PORTFOLIO
(Dollars in thousands)	December 31, 2013		September 30, 2013		December 31, 2012
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities Available for Sale
U.S. Treasury issue and other
U.S. Government agencies	$99,789	$98,987	$100,518	$99,829	$153,480	$153,277
U.S. Government sponsored agencies	487	486	487	489	500	503
State, county and municipal	138,884	134,096	137,396	134,144	112,110	117,596
Corporate and other bonds	6,369	6,349	7,398	7,408	7,530	7,618
Mortgage backed securities - U.S. Government agencies	3,608	3,439	7,777	7,693	15,192	15,560
Mortgage backed securities - U.S. Government sponsored agencies	22,631	22,420	21,156	21,074	14,349	14,524
Total securities available for sale	$271,768	$265,777	$274,732	$270,637	$303,161	$309,078

	December 31, 2013		September 30, 2013		December 31, 2012
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities Held to Maturity
State, county and municipal	$9,385	$10,103	$11,455	$12,219	$11,825	$12,967
Mortgage backed securities - U.S. Government agencies	6,604	7,002	7,244	7,644	9,112	9,727
Mortgage backed securities - U.S. Government sponsored agencies	12,574	13,200	14,211	14,899	21,346	22,534
Total securities held to maturity	$28,563	$30,305	$32,910	$34,762	$42,283	$45,228

Interest bearing deposits at December 31, 2013 were $822.2 million, an increase of $126.7 million, or 18.2%, from September 30, 2013. During the fourth quarter, the Company added $64.9 million in short-term brokered certificates of deposit to fund the sale of the Georgia operations, which closed on November 8, 2013. The $192.2 million in deposits related to the Georgia divestiture were classified as deposits held for sale at September 30, 2013. For the year ended December 31, 2013 interest bearing deposits declined $74.1 million as the Company was deleveraged $63.8 million as a result of the sale.

The following table compares the mix of interest bearing deposits at December 31, 2013, September 30, 2013, and December 31, 2012.

INTEREST BEARING DEPOSITS
(Dollars in thousands)
	December 31, 2013	September 30, 2013	December 31, 2012
NOW	$102,111	$93,026	$142,923
MMDA	94,170	92,814	113,171
Savings	75,159	73,996	77,506
Time deposits less than $100,000	235,482	222,657	287,422
Time deposits $100,000 and over	315,287	213,011	275,318
Total interest bearing deposits	$822,209	$695,504	$896,340

The Company had Federal Home Loan Bank advances of $77.1 million at December 31, 2013 compared with $31.5 million at September 30, 2013 and $49.8 million at December 31, 2012.  The blended rate on the average balance of these borrowings was 0.92% for the fourth quarter of 2013 and 1.25% for the year ended December 31, 2013. This is a decline from the fourth quarter 2012 cost of 1.39% and year end 2012 cost of 2.59%. The Company used a combination of retail deposit growth, brokered deposits and Federal Home Loan Bank advances to fund the sale of the Georgia operations, which resulted in the growth of $45.6 million in advances in the fourth quarter of 2013.

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Stockholders' equity was $106.7 million at December 31, 2013 and $115.3 million at December 31, 2012. During 2013, the Company retired $7.0 million of its outstanding TARP preferred stock, which lowered its equity base.  However, the equity-to-asset ratios remained solid at 9.8%, and 10.0%, respectively, at December 31, 2013 and December 31, 2012.

Asset Quality – non-covered assets

Nonaccrual loans were $12.1 million at December 31, 2013, down 42.5%, or $8.9 million, from $21.0 million at December 31, 2012.  Nonaccrual loans were $13.0 million at September 30, 2013. The decrease from December 31, 2012 was the net result of $2.6 million in additions to nonaccrual loans and $11.5 million in reductions.  With respect to the reductions to nonaccrual loans, $3.5 million were paid out by the borrower or another lending institution, $1.7 million were moved to foreclosure, $2.7 million were charged-off, $2.3 million were returned to accrual status and $1.3 million were the result of payments to existing credits.

Total nonperforming assets of $18.3 million at December 31, 2013 represented a decrease of $3.2 million, or 14.8%, during the fourth quarter of 2013 and declined $14.0 million, or 43.3%, during the 2013 year.

There were net charge-offs of $209,000 in the fourth quarter of 2013 compared with $870,000 in the third quarter of 2013 and $1.8 million in the fourth quarter of 2012. For the year ended December 31, 2013, there were charge-offs of $3.5 million and recoveries of $1.0 million. This resulted in net charge-offs for 2013 that totaled $2.5 million. Net charge-offs were $3.4 million for the year ended December 31, 2012.

Non-covered other real estate owned decreased $2.3 million during the fourth quarter of 2013 and $4.5 million during the 2013 year. Non-covered other real estate owned balances were $6.2 million at December 31, 2013 compared with $8.5 million at September 30, 2013 and $10.8 million at December 31, 2012. Management continues to work other real estate owned aggressively and has taken prudent periodic write-downs to effectively move properties out of the portfolio and continue to improve the quality of the balance sheet.

The allowance for loan losses equaled 86.28% of non-covered nonaccrual loans at December 31, 2013 compared with 81.67% at September 30, 2013 and 61.38% at December 31, 2012. The ratio of the allowance for loan losses to total nonperforming assets was 56.92% at December 31, 2013 compared with 49.45% at September 30, 2013 and 39.94% at December 31, 2012.  The ratio of nonperforming assets to loans and other real estate owned has declined sequentially each quarter of 2013 and was 5.52% at December 31, 2012 and 3.05% at December 31, 2013.

The following table reconciles the activity in the Company's non-covered allowance for loan losses, by quarter, for the past five quarters.

CREDIT QUALITY
(Dollars in thousands)	2013				2012
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Allowance for loan losses:
Beginning of period	$10,653	$11,523	$12,258	$12,920	$14,303
Provision for loan losses	-	-	-	-	450
Charge-offs	(263)	(1,018)	(1,302)	(908)	(1,974)
Recoveries	54	148	567	246	141
Net (charge-offs) recovery	(209)	(870)	(735)	(662)	(1,833)
End of period	$10,444	$10,653	$11,523	$12,258	$12,920

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The following table sets forth selected asset quality data, excluding FDIC covered assets, and ratios for the dates indicated:

ASSET QUALITY (NON-COVERED)
(Dollars in thousands)	2013				2012
	December 31,	September 30,	June 30,	March 31,	December 31,
Non-accruing loans	$12,105	$13,044	$15,644	$18,963	$21,048
Loans past due over 90 days and accruing interest	-	-	-	465	509
Total nonperforming non-covered loans	12,105	13,044	15,644	19,428	21,557
Other real estate owned non-covered	6,244	8,496	7,593	9,712	10,793
Total nonperforming non-covered assets	$18,349	$21,540	$23,237	$29,140	$32,350
Allowance for loan losses to loans	1.75%	1.87%	1.96%	2.11%	2.25%
Allowance for loan losses to nonperforming assets	56.92%	49.45%	49.59%	42.07%	39.94%
Allowance for loan losses to nonaccrual loans	86.28%	81.67%	73.66%	64.64%	61.38%
Nonperforming assets to loans and other real estate	3.05%	3.73%	3.90%	4.94%	5.52%
Net charge-offs for quarter to average loans,
annualized	0.14%	0.59%	0.50%	0.46%	1.30%

A further breakout of nonaccrual loans, excluding covered loans, at December 31, 2013, September 30, 2013 and December 31, 2012 is below:

NON-COVERED NONACCRUAL LOANS
(Dollars in thousands)
	December 31, 2013		September 30, 2013		December 31, 2012
	Amount	% of Non-Covered Loans	Amount	% of Non-Covered Loans	Amount	% of Non-Covered Loans
Mortgage loans on real estate:
Residential 1-4 family	$4,229	0.71%	$4,492	0.79%	$5,562	0.97%
Commercial	1,382	0.23%	1,530	0.27%	5,818	1.01%
Construction and land development	5,882	0.99%	6,500	1.14%	8,815	1.53%
Second mortgages	225	0.04%	135	0.02%	141	0.03%
Multifamily	-	-	-	-	-	-
Agriculture	205	0.03%	208	0.04%	250	0.04%
Total real estate loans	11,923	2.00%	12,865	2.26%	20,586	3.58%
Commercial loans	127	0.02%	127	0.02%	385	0.07%
Consumer installment loans	55	0.01%	52	0.01%	77	0.01%
All other loans	-	-	-	-	-	-
Gross loans	$12,105	2.03%	$13,044	2.29%	$21,048	3.66%

Capital Requirements
Total stockholders' equity declined $1.8 million during the fourth quarter of 2013 due to a TARP principal payment of $2.5 million in November.   Future payments will depend on regulatory approval of repurchases, as well as continuing an adequate level of the Company's earnings to support the payments and satisfactory financial condition.

The Company's ratio of total risk-based capital was 16.8% at December 31, 2013 compared with 17.0% at December 31, 2012.  The tier 1 risk-based capital ratio was 15.6% at December 31, 2013 and 15.8% at December 31, 2012. The Company's tier 1 leverage ratio was 9.5% at December 31, 2013 and 9.4% at December 31, 2012.  All capital ratios exceed regulatory minimums.

9

Earnings Conference Call and Webcast

The Company will host a conference call for the financial community on Wednesday, January 29, 2014, at 10:00 a.m. Eastern Time to discuss the fourth quarter and 2013 financial results. The public is invited to listen to this conference call by dialing 877-870-4263 at least five minutes prior to the call.  Interested parties may also listen to this conference call through the internet by accessing the "Corporate Overview – Corporate Profile" page of the Company's internet site at www.cbtrustcorp.com.

A replay of the conference call will be available from 12:00 noon Eastern Time on January 29, 2014, until 9:00 a.m. Eastern Time on February 6, 2014. The replay will be available by dialing 877-344-7529 and entering access code 10039343 or through the internet by accessing the "Corporate Overview – Corporate Profile" page of the Company's internet site at www.cbtrustcorp.com.

About Community Bankers Trust Corporation and Essex Bank

Community Bankers Trust Corporation is the holding company for Essex Bank, a Virginia state bank with 19 full-service offices, 13 of which are in Virginia and six of which are in Maryland.  The Bank also operates two loan production offices in Virginia.  The Bank plans to open a new branch office in Annapolis, Maryland in the first quarter of 2014.

Additional information on the Bank is available on the Bank's website at www.essexbank.com.  For information on Community Bankers Trust Corporation, please visit its website at www.cbtrustcorp.com.

Forward-Looking Statements
This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements with respect to the Company's operations, performance, future strategy and goals. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, the effects of and changes in the following: the quality or composition of the Company's loan or investment portfolios, including collateral values and the repayment abilities of borrowers and issuers; assumptions that underlie the Company's allowance for loan losses; general economic and market conditions, either nationally or in the Company's  market areas; the interest rate environment; competitive pressures among banks and financial institutions or from companies outside the banking industry; real estate values; the demand for deposit, loan, and investment products and other financial services; the demand, development and acceptance of new products and services; the performance of vendors or other parties with which the Company does business; time and costs associated with de novo branching, acquisitions and similar transactions and the related integration of operations; the realization of gains and expense savings from acquisitions, dispositions and similar transactions; assumptions and estimates that underlie the accounting for loan pools under the shared loss agreements; consumer profiles and spending and savings habits; levels of fraud in the banking industry; the level of attempted cyber attacks in the banking industry; the securities and credit markets; costs associated with the integration of banking and other internal operations; the soundness of other financial institutions with which the Company does business; inflation; technology; and legislative and regulatory requirements. Many of these factors and additional risks and uncertainties are described in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and other reports filed from time to time by the Company with the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information in it.

10

Consolidated Balance Sheets

Unaudited Condensed

(Dollars in thousands)

	December 31, 2013	September 30, 2013	December 31, 2012
Assets
Cash and due from banks	$10,857	$11,585	$12,502
Interest bearing bank deposits	12,978	18,531	11,635
Federal funds sold	-	-	-
Total cash and cash equivalents	23,835	30,116	24,137
Securities available for sale, at fair value	265,777	270,637	309,078
Securities held to maturity	28,563	32,910	42,283
Equity securities, restricted, at cost	8,358	6,403	7,405
Total securities	302,698	309,950	358,766

Loans held for sale	100	25,396	1,266

Loans not covered by FDIC shared-loss agreements	596,173	568,960	575,482
Loans covered by FDIC shared-loss agreements	73,275	77,270	84,637
Allowance for loan losses (non-covered)	(10,444)	(10,653)	(12,920)
Allowance for loan losses (covered)	(484)	(484)	(484)
Net loans	658,520	635,093	646,715

Bank premises and equipment	27,872	28,078	33,638
Bank premises and equipment held for sale	-	5,177	-
Other real estate owned, non-covered	6,244	8,496	10,793
Other real estate owned, covered by FDIC	2,692	2,145	3,370
FDIC receivable	368	330	895
Bank owned life insurance	20,795	20,622	15,146
Core deposit intangibles, net	6,621	8,600	10,297
FDIC indemnification asset	25,409	27,115	33,837
Other assets	14,378	13,858	14,428
Total assets	$1,089,532	$1,114,976	$1,153,288

Liabilities
Deposits:
Noninterest bearing	70,132	72,795	77,978
Interest bearing	822,209	695,504	896,340
Total deposits	892,341	768,299	974,318

Deposits held for sale	-	192,199	-
Federal funds purchased and securities sold under agreements to repurchase	6,000	7,000	5,412
Federal Home Loan Bank advances	77,125	31,503	49,828
Trust preferred capital notes	4,124	4,124	4,124
Other liabilities	3,283	3,381	4,289
Total liabilities	982,873	1,006,506	1,037,971

Stockholders' Equity
Preferred stock (5,000,000 shares authorized $0.01 par value, 10,680, 13,180 and 17,680 shares issued and outstanding, respectively)	10,680	13,180	17,680
Discount on preferred stock	-	(44)	(234)
Warrants on preferred stock	1,037	1,037	1,037
Common stock (200,000,000 shares authorized $0.01 par value; 21,709,096 shares issued and outstanding at December 31, 2013)	217	217	217
Additional paid in capital	144,656	144,595	144,398
Accumulated deficit	(45,822)	(46,736)	(50,609)
Accumulated other comprehensive income	(4,109)	(3,779)	2,828
Total stockholders' equity	$106,659	$108,470	$115,317
Total liabilities and stockholders' equity	$1,089,532	$1,114,976	$1,153,288

11

Consolidated Statements of Operations

Unaudited Condensed

(Dollars in thousands)

	Three months ended				Three months ended
	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012
Interest and dividend income
Interest and fees on loans	$7,050	$7,513	$7,622	$7,511	$7,687
Interest and fees on FDIC covered loans	2,994	3,538	2,745	2,659	2,894
Interest on federal funds sold	-	-	1	2	1
Interest on deposits in other banks	25	11	14	8	14
Investments (taxable)	1,976	1,934	1,945	1,838	2,189
Investments (nontaxable)	172	175	164	148	134
Total interest income	12,217	13,171	12,491	12,166	12,919
Interest expense
Interest on deposits	1,501	1,568	1,600	1,701	1,858
Interest on federal funds purchased	-	1	2	1	3
Interest on other borrowed funds	143	180	189	192	193
Total interest expense	1,644	1,749	1,791	1,894	2,054

Net interest income	10,573	11,422	10,700	10,272	10,865

Provision for loan losses	-	-	-	-	450
Net interest income after provision for loan losses	10,573	11,422	10,700	10,272	10,415

Noninterest income
Gain/(loss) on sale of securities, net	72	38	130	278	138
Service charges on deposit accounts	634	741	701	663	729
Gain/(loss) on sale of other loans, net	255	(614)	-	-	-
Other	506	428	507	385	432
Total noninterest income	1,467	593	1,338	1,326	1,299

Noninterest expense
Salaries and employee benefits	3,991	4,096	3,901	3,993	4,068
Occupancy expenses	647	690	717	663	691
Equipment expenses	248	276	247	267	256
Legal fees	20	24	38	13	9
Professional fees	49	52	139	50	84
FDIC assessment	228	225	223	167	37
Data processing fees	505	485	551	537	335
FDIC indemnification asset amortization	1,640	1,716	1,592	1,501	1,492
Amortization of intangibles	506	565	566	565	566
Other real estate expense	828	(33)	502	737	833
Other operating expenses	1,724	1,337	1,282	1,218	1,322
Total noninterest expense	10,386	9,433	9,758	9,711	9,693

Net income before income taxes	1,654	2,582	2,280	1,887	2,021
Income tax expense	461	800	673	563	448
Net income	1,193	1,782	1,607	1,324	1,573
Dividends on preferred stock	235	208	221	221	221
Accretion of discount on preferred stock	44	73	59	58	55
Net income available to common stockholders	$914	$1,501	$1,327	$1,045	$1,297

12

Income Statement Trend Analysis
Unaudited
(Dollars in thousands)	Year Ended
	December 31,	December 31,	December 31,
	2013	2012	2011
Interest and dividend income
Interest and fees on loans	$29,696	$30,658	$29,272
Interest and fees on FDIC covered loans	11,936	14,105	17,576
Interest on federal funds sold	3	5	6
Interest on deposits in other banks	58	54	65
Investments (taxable)	7,693	8,408	8,091
Investments (nontaxable)	659	489	1,025
Total interest income	50,045	53,719	56,035
Interest expense
Interest on deposits	6,370	8,508	10,815
Interest on federal funds purchased	4	9	1
Interest on other borrowed funds	704	1,175	1,412
Total interest expense	7,078	9,692	12,228

Net interest income	42,967	44,027	43,807

Provision for loan losses	-	1,200	1,498
Net interest income after provision for loan losses	42,967	42,827	42,309
Noninterest income
Gains on sale of securities, net	518	1,492	2,868
Service charges on deposit accounts	2,739	2,736	2,503
Gain/(loss) on sale of other loans, net	(359)	-	-
Other	1,826	1,978	2,862
Total noninterest income	4,724	6,206	8,233
Noninterest expense
Salaries and employee benefits	15,981	16,511	16,603
Occupancy expenses	2,717	2,715	2,894
Equipment expenses	1,038	1,087	1,237
Legal fees	95	51	444
Professional fees	290	391	583
FDIC assessment	843	1,485	2,788
Data processing fees	2,078	1,824	1,864
FDIC indemnification asset amortization	6,449	6,936	10,364
Amortization of intangibles	2,202	2,261	2,261
Other real estate expense	2,034	2,493	3,788
Other operating expenses	5,561	5,549	6,212
Total noninterest expense	39,288	41,303	49,038

Net income before income tax	8,403	7,730	1,504
Income tax expense	2,497	2,148	60
Net income	5,906	5,582	1,444
Dividends on preferred stock	885	884	884
Accretion of discount on preferred stock	234	220	206
Net income available to common stockholders	$4,787	$4,478	$354

13

NET INTEREST MARGIN ANALYSIS

AVERAGE BALANCE SHEETS

(Dollars in thousands)

	Three months ended December 31, 2013			Three months ended December 31, 2012
			Average			Average
	Average	Interest	Rates	Average	Interest	Rates
	Balance	Income/	Earned/	Balance	Income/	Earned/
	Sheet	Expense	Paid	Sheet	Expense	Paid
ASSETS:
Loans, including fees	$585,461	$7,050	4.78%	$564,926	$7,687	5.44%
Loans covered by FDIC loss share	75,252	2,994	15.79%	86,415	2,894	13.40%
Total loans	660,713	10,044	6.03%	651,341	10,581	6.50%
Interest bearing bank balances	35,304	25	0.28%	23,636	14	0.25%
Federal funds sold	783	-	0.10%	2,641	1	0.11%
Investments (taxable)	283,516	1,976	2.79%	302,949	2,189	2.89%
Investments (tax exempt)	21,349	260	4.88%	15,455	203	5.25%
Total earning assets	1,001,665	12,305	4.87%	996,023	12,988	5.22%
Allowance for loan losses	(11,133)			(14,323)
Non-earning assets	128,596			141,492
Total assets	$1,119,128			$1,123,192

LIABILITIES AND
STOCKHOLDERS' EQUITY
Demand - interest bearing	$220,656	$168	0.30%	$240,391	$189	0.31%
Savings	79,572	70	0.35%	77,484	58	0.30%
Time deposits	564,191	1,263	0.89%	552,926	1,611	1.17%
Total interest-bearing deposits	864,419	1,501	0.69%	870,801	1,858	0.85%
Fed funds purchased	107	-	0.00%	1,833	3	0.51%
FHLB and other borrowings	61,950	143	0.92%	55,222	193	1.39%
Total interest-bearing liabilities	926,476	1,644	0.70%	927,856	2,054	0.88%
Non-interest bearing deposits	80,172			76,154
Other liabilities	3,874			4,216
Total liabilities	1,010,522			1,008,226
Stockholders' equity	108,606			114,966
Total liabilities and
stockholders' equity	$1,119,128			$1,123,192
Net interest earnings		$10,661			$10,934
Interest spread			4.17%			4.34%
Net interest margin			4.22%			4.39%

14

NET INTEREST MARGIN ANALYSIS

AVERAGE BALANCE SHEETS

(Dollars in thousands)

	Year ended December 31, 2013			Year ended December 31, 2012
	Average Balance Sheet	Interest Income / Expense	Average Rates Earned / Paid	Average Balance Sheet	Interest Income / Expense	Average Rates Earned / Paid

ASSETS:
Loans, including fees	$585,343	$29,696	5.07%	$556,113	$30,658	5.51%
Loans covered by FDIC loss share	79,140	11,936	15.08%	91,489	14,105	15.42%
Total loans	664,483	41,632	6.27%	647,602	44,763	6.91%
Interest bearing bank balances	22,423	58	0.26%	22,425	54	0.24%
Federal funds sold	3,453	3	0.10%	4,254	5	0.11%
Investments (taxable)	292,618	7,693	2.63%	289,617	8,408	2.90%
Investments (tax exempt)	20,294	998	4.92%	13,168	741	5.63%
Total earning assets	1,003,271	50,384	5.02%	977,066	53,971	5.52%
Allowance for loan losses	(12,352)			(14,601)
Non-earning assets	130,033			145,507
Total assets	$1,120,952			$1,107,972

LIABILITIES AND
STOCKHOLDERS' EQUITY
Demand - interest bearing	$238,545	$742	0.31%	$238,418	$859	0.36%
Savings	81,368	277	0.34%	74,129	256	0.35%
Time deposits	546,788	5,351	0.98%	556,784	7,393	1.33%
Total interest-bearing deposits	866,701	6,370	0.73%	869,331	8,508	0.98%
Fed funds purchased	558	4	0.73%	1,348	9	0.64%
FHLB and other borrowings	56,269	704	1.25%	45,359	1,175	2.59%
Total interest-bearing liabilities	923,528	7,078	0.77%	916,038	9,692	1.06%
Non-interest bearing deposits	80,326			72,391
Other liabilities	3,933			4,532
Total liabilities	1,007,787			992,961
Stockholders' equity	113,165			115,011
Total liabilities and
stockholders' equity	$1,120,952			$1,107,972
Net interest earnings		$43,306			$44,279
Interest spread			4.25%			4.46%
Net interest margin			4.32%			4.53%

15

Non-GAAP Financial Measures

The information below presents certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP). Common tangible book value equals total stockholders' equity less preferred stock, goodwill and identifiable intangible assets, and common tangible book value per share is computed by dividing common tangible book value by the number of common shares outstanding. Common tangible assets equal total assets less preferred stock, goodwill and identifiable intangible assets.

Management believes that common tangible book value and the ratio of common tangible book value to common tangible assets are meaningful because they are some of the measures that the Company and investors use to assess capital adequacy. Management believes that presenting the change in common tangible book value per share, the change in stock price to common tangible book value per share, and the change in the ratio of common tangible book value to common tangible assets provide meaningful period-to-period comparisons of these measures.

These measures are a supplement to GAAP used to prepare the Company's financial statements and should not be viewed as a substitute for GAAP measures. In addition, the Company's non-GAAP measures may not be comparable to non-GAAP measures of other companies. The following table reconciles these non-GAAP measures from their respective GAAP basis measures.

	December 31, 2013	September 30, 2013	December 31, 2012
Common Tangible Book Value
Total stockholder's equity	106,659,000	108,470,000	115,317,000
Preferred stock (net)	11,717,000	14,173,000	18,483,000
Core deposit intangible (net)	6,621,000	8,600,000	10,297,000
Common tangible book value	88,321,000	85,697,000	86,537,000
Shares outstanding	21,709,096	21,701,131	21,670,212
Common tangible book value per share	$4.07	$3.95	$3.99

Stock Price	$3.76	$3.68	$2.65

Price/common tangible book	92.4%	93.2%	66.4%

Common tangible book/common tangible assets
Total assets	1,089,532,000	1,114,976,000	1,153,288,000
Preferred stock (net)	11,717,000	14,173,000	18,483,000
Core deposit intangible	6,621,000	8,600,000	10,297,000
Common tangible assets	1,071,194,000	1,092,203,000	1,124,508,000
Common tangible book	88,321,000	85,697,000	86,537,000
Common tangible equity to assets	8.25%	7.85%	7.70%

CONTACT: Bruce E. Thomas, Executive Vice President/Chief Financial Officer, Community Bankers Trust Corporation, 804-934-9999

16